UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

Form 8-K

Current Report

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): December 13, 2012

TRIDENT MICROSYSTEMS, INC.

(Exact name of registrant as specified in its charter)

Delaware	0-20784	77-0156584
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

5201 Great America Parkway, Suite 320

Santa Clara, CA 95054-1140

(Address of principal executive offices, with zip code)

(408) 850-7208

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.03. Bankruptcy of Receivership.

As previously disclosed, on January 4, 2012, Trident Microsystems, Inc. (the “Company”) and its wholly-owned subsidiary, Trident Microsystems (Far East) Ltd., a Cayman Islands exempt company, (together with the Company, the “Debtors”) filed voluntary petitions for relief under Chapter 11 of the United States Bankruptcy Code in the United States Bankruptcy Court for the District of Delaware (the “Bankruptcy Court”). Subsequently, the Company conducted a series of Section 363 sales under which it sold substantially all of its assets, all as disclosed on previous Form 8-Ks.

The Company is filing this Form 8-K to report that on December 13, 2012, the Debtors’ Modified Second Amended Joint Plan of Liquidation under Chapter 11 of the Bankruptcy Code (the “Plan”) was confirmed by the Bankruptcy Court (the “Confirmation Order”). The Debtors fixed December 19, 2012 as the Effective Date of the Plan. A copy of the Plan is filed herewith as Exhibit 2.1. All capitalized terms not defined herein shall have the meanings ascribed to them in the Plan.

The TMI Responsible Person has set December 21, 2012, as the Date of Presentment. As of close of business on the Date of Presentment, trading of the Company’s shares of common stock on the OTC Markets will be discontinued and Holders of record of such shares will be entitled to receive Distributions as described below. All outstanding shares of the Company’s stock, whether they be common, preferred, or otherwise, shall be canceled as of the Date of Presentment in accordance with the Plan.

Immediately prior to entry of the Confirmation Order, the Company had issued and outstanding 180,154,297 shares of common stock. Under the Plan, the holder of the Company’s Series B preferred stock will not receive any distribution with respect to such preferred shares as part of the Plan.

The following summary of the Plan is not intended to be a complete description of the Plan. The summary is qualified in its entirety by reference to the Plan.

Following the Effective Date:

•

All of the Company’s assets will be transferred to the TMI Responsible Person, who shall be responsible for liquidating claims and remaining assets and making Distributions to the creditors and equity holders, all as contemplated by the Plan. Also, the TMI Responsible Person will also serve to settle the final taxes after the Effective Date.

•	The holders of Allowed Secured Claims, General Unsecured Claims and Equity Interests in the Company will receive Distributions from the Responsible Person as described in the Plan;

•	Holders of Allowed Administrative, Tax, Secured and General Unsecured Claims in the Company are expected to receive 100% of their Allowed Claims;

•

NXP B.V. and affiliated entities will receive no payment for their Series B shares of preferred stock but will receive a distribution with respect to their 104,204,348 shares of common stock in the same amount as other common stockholders, less certain specified amounts totaling approximately $4.2 million, as more specifically defined in the Plan;

•

Holders of common stock are expected to receive an initial distribution of $0.22 per share of common stock after payment of all Allowed Claims and provisions of taxes, and may receive additional Distributions in the future in accordance with the Plan; and

•

The Company will be dissolved at the earlier of: (i) all of the Company assets having been distributed pursuant to the Plan or (ii) the TMI Responsible Person determining, in its sole discretion, that the administration of the Company assets is not likely to yield sufficient additional proceeds to justify further pursuit. Notwithstanding the foregoing, in no event shall the Company be dissolved later than three years from the Effective Date.

The Confirmation Order constitutes an order under section 365 of the Bankruptcy Code rejecting all remaining prepetition executory contracts and unexpired leases to which the Company are a party, unless such contract or lease (a) previously shall have been assumed, assumed and assigned, or rejected by the Company; (b) previously shall have expired or terminated pursuant to its own terms before the Effective Date; or (c) is the subject of a pending motion to assume or reject on the Confirmation Date.

On November 30, 2012, the Debtors filed their monthly operating report for the reporting period of October 2012 with the Bankruptcy Court. The October 2012 monthly operating report was furnished as Exhibit 99.1 to the Current Report on Form 8-K filed on December 4, 2012.

Further information about the bankruptcy process is available at the Claims Agent’s website at www.kccllc.net/trident.

Item 3.03. Material Modification to Rights of Security Holders.

Pursuant to the Plan, upon receipt of a Distribution by a holder of common stock of the Company, such holder shall be deemed to have forfeited all other rights, interest and claims (except as otherwise provided in the Plan) and such issued shares of common stock shall be deemed extinguished, cancelled and of no force or effect.

Item 9.01. Financial Statements and Exhibits

(d)	Exhibits

Exhibit 2.1	Debtors’ Modified Second Amended Joint Plan of Liquidation under Chapter 11 of the Bankruptcy Code, dated December 10, 2012.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: December 19, 2012

TRIDENT MICROSYSTEMS, INC.

/S/ DAVID L. TEICHMANN
David L. Teichmann Executive Vice President, General Counsel & Corporate Secretary